Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Lisa Pammer, 610-774-3316

PPL Corporation Anticipates Substantial Declines in its Carbon Dioxide Emissions by 2050
Reductions outlined in report on climate risks and opportunities

ALLENTOWN, Pa. (Nov. 30, 2017) -- PPL Corporation (NYSE:PPL) anticipates its generation-related carbon dioxide emissions will decline substantially by 2050 as its Kentucky utilities retire aging coal units and replace them with natural gas and renewable generation.
The company's Climate Assessment report, issued Thursday (11/30), concludes that carbon dioxide (CO2) reductions of 45-90 percent are likely at PPL's Kentucky power plants by 2050 even without CO2 regulation (PPL's U.K. and Pennsylvania utilities do not generate power). Whether reductions tilt more to the high or low end of that range will depend largely on the share of natural gas versus renewable generation in the replacement mix.
"Any way we look at it, we expect emissions to decline sharply by 2050," said William H. Spence, chairman, president and Chief Executive Officer for PPL Corporation. "And in the long run, that supports efforts to advance a cleaner energy future."
Spence said the company's report considers three different scenarios in potential CO2 reductions from its Kentucky segment through 2050. These scenarios include potential reductions absent any CO2 regulation, reductions assuming targets consistent with the Clean Power Plan and finally, reductions through 2050 consistent with limiting the global temperature increase to no more than 2-degrees Celsius by 2100.
"Although we can't predict what future legal and policy requirements may exist, we believe PPL's expected carbon dioxide reductions by 2050 could satisfy what may be needed by that time under a scenario consistent with limiting the global temperature increase to no more than 2-degrees Celsius," Spence said.
In addition to assessing potential emissions declines, the company's report also discusses climate-related risks and opportunities that may impact all of PPL's businesses, actions the company is taking to identify and manage risk, and PPL's efforts to advance a sustainable energy future.
"While we own generation in Kentucky, the vast majority of our business is focused solely on delivering power," Spence said. "More than 80 percent of our earnings were driven by our energy delivery businesses in the United Kingdom and Pennsylvania in 2016. These businesses, along with our Kentucky operations, continue to look for new ways to support a cleaner energy future."
Spence said PPL's actions include connecting renewable generation, researching clean energy technologies, building a smarter, more dynamic, more resilient grid and helping customers conserve electricity. Highlights are included in the Climate Assessment report, which can be found at www.pplweb.com/investors. Additional information can be found in PPL's Sustainability Report at www.pplsustainability.com.
"As we plan for the future, we regularly assess the risks and opportunities associated with climate change," Spence said. "From strengthening grid resiliency to better withstand severe weather to investing in new technology that enables more distributed energy resources, PPL is effectively managing climate risks and seizing opportunities, where appropriate. We will continue to do so as we look to preserve and grow shareowner value moving forward."
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the United States and United Kingdom. With about 13,000 employees, PPL is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.